Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
January 20, 2022

Farmers and Merchants Bancshares, Inc.	Contact: Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H	President
Hampstead, Maryland 21074	(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. AND FARMERS AND MERCHANTS BANK ANNOUNCE THE PLANNED RETIREMENT OF PRESIDENT & CHIEF EXECUTIVE OFFICER JAMES R. BOSLEY JR.

HAMPSTEAD, MD – January 20, 2022, Farmers and Merchants Bancshares, Inc. and Farmers and Merchants Bank (collectively, “Farmers”) announce that James R. Bosley, Jr. intends to retire as Farmers’ President & Chief Executive Officer effective at the close of business on December 31, 2022. Mr. Bosley recently informed the Board of Directors of his retirement plans in order to allow for an orderly transition. Mr. Bosley, age 60, joined the organization in 1983 and became its President & Chief Executive Officer in 1995.

“Jim Bosley has led Farmers for the past 27 years. During this time, he has helped to build the company into a high-performing, community-centric bank that is relationship-focused and aligned to the needs of all stakeholders” stated Bruce Schindler, Chairman of Farmers’ boards of directors. “It has been a pleasure to work with Jim over the years and having the privilege to observe his tireless work ethic and commitment to our bank and the community. We wish him well as he looks forward to retirement.”

In alignment with the long-term executive management succession plans for Farmers, Kaplan Partners, an executive search and board advisory firm headquartered in suburban Philadelphia, has been retained to initiate a formal comprehensive search to identify a successor for Mr. Bosley’s position as President & Chief Executive Officer. Mr. Bosley will continue to serve in his position with Farmers through the search process, as well as assist during the subsequent transition. Mr. Bosley is currently a Class II director of Farmers, with a term expiring in 2024, and he will continue to serve on Farmers’ boards of directors following his retirement.

Farmers and Merchants Bank has remained locally owned, operated and headquartered in Hampstead, Maryland, with retail banking offices in Baltimore and Carroll Counties. A public banking institution founded in 1919, our independence has allowed us to provide customers with a team of local bank professionals that care deeply about our customers and their personal and business success. The Board and staff look forward to continuing this longstanding tradition.